Exhibit 99.1
FOREST AND CYPRESS ANNOUNCE FDA APPROVAL OF SAVELLA™
FOR THE MANAGEMENT OF FIBROMYALGIA
New treatment option for the estimated 6 million Americans living with this chronic, debilitating condition
NEW YORK AND SAN DIEGO, CA January 14, 2009 — Forest Laboratories, Inc. (NYSE: FRX) and Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced that Savella™ (milnacipran HCl), a selective serotonin and norepinephrine dual reuptake inhibitor, was approved by the U.S. Food and Drug Administration (FDA) for the management of fibromyalgia. Fibromyalgia is a chronic condition characterized by widespread pain and decreased physical function, afflicting as many as six million people in the United States. The safety and efficacy of Savella was established in two US pivotal phase III clinical trials involving over 2,000 patients with fibromyalgia. The studies showed that Savella doses of 100 mg/day and 200 mg/day demonstrated statistically significant and clinically meaningful concurrent improvements in pain, patient global assessment, and physical function. The companies expect Savella to be available in pharmacies by March 2009.
“Fibromyalgia is a complicated chronic pain condition, so it is important that physicians and patients have access to treatments that have been shown to help manage the symptoms that define the experience of fibromyalgia,” said Dr. Daniel Clauw, Professor of Anesthesiology and Medicine (Rheumatology) at the University of Michigan. “The introduction of Savella is important because it is the first drug approved to treat the symptoms of fibromyalgia using a composite responder analysis.”
“Savella is the product of a unique clinical development program, one that considered a patient to be a responder to therapy only if they demonstrated concurrent clinically significant changes in multiple aspects of their fibromyalgia, including pain, patient global assessment and physical function. Savella is the only product approved for the management of fibromyalgia that used this complete responder analysis as its primary endpoint,” said Jay D. Kranzler, MD, PhD, Chairman and CEO of Cypress Bioscience.

Howard Solomon, Chairman and Chief Executive Officer of Forest said, “We and our partner Cypress Bioscience are very pleased to receive marketing approval for Savella, following a first-cycle review, from the FDA. Fibromyalgia is a chronic and often debilitating condition with a significant need for new therapies. Savella is a valuable new treatment for patients afflicted with fibromyalgia. Its effectiveness was evaluated based upon the multiple symptoms included in the responder analysis.”
“This approval is crucial for Pierre Fabre Laboratories as milnacipran is one of the flagship products of our portfolio and represents another product of Pierre Fabre research registered in the United States,” said Jean-Pierre Garnier, Chief Executive Officer of Pierre Fabre SA.
Although the exact mechanism by which Savella improves the symptoms of fibromyalgia is unknown, some researchers believe that abnormalities in certain brain neurotransmitters may be central to fibromyalgia. Savella blocks the reuptake of both norepinephrine and serotonin, with greater selectivity for the inhibition of norepinephrine reuptake in vitro. This may be the mechanism by which Savella acts to improve the symptoms of fibromyalgia.
Data Highlights
The clinical development program for Savella was unique in its use of a composite responder analysis as the primary endpoint. This endpoint required individual patients to demonstrate concurrent improvement to multiple validated measures, including pain (visual analog scale), patient global assessment (patient global impression of change), and physical function (Short Form-36 Physical Component Summary).
The efficacy of Savella was established in two US pivotal Phase III clinical trials involving 2,084 treated patients (1,460 Savella; 624 placebo), which showed that Savella demonstrated clinically significant improvements compared to placebo in treating fibromyalgia. The first study was 6 months in duration and the second study was 3 months in duration.
In both studies, a greater proportion of patients in the Savella treatment arms (100 mg/day and 200 mg/day) as compared with placebo treatment, at 3 months, experienced at least a 30% reduction in pain from baseline and also rated themselves as “very much improved” or “much improved” based on the patient global assessment. In addition, a greater proportion of patients treated with Savella as compared with placebo treatment met the criteria for a treatment response as measured by concurrent improvements in pain, physical function, and patient global assessment. In both studies, some patients who rated themselves as globally “much” or “very much” improved experienced a decrease in pain as early as week 1 of treatment with a stable dose of Savella that persisted throughout these studies.
The clinical development program demonstrated that Savella was safe and generally well tolerated. The most frequently occurring adverse reaction was nausea. Other common adverse reactions reported in these clinical trials were constipation, hot flush, hyperhidrosis, vomiting, palpitations, heart rate increased, dry mouth and hypertension. The majority of adverse reactions reported were mild to moderate in nature.
About Savella
Savella is a dual-reuptake inhibitor that preferentially blocks the reuptake of norepinephrine with higher potency than serotonin (in-vitro), two neurotransmitters thought to a play a central role in the symptoms of fibromyalgia. Savella will be marketed by Forest and its licensor, Cypress Bioscience. Pierre Fabre, who originally developed and sells milnacipran outside the U.S., licensed the rights for North America to Cypress Bioscience.
About Fibromyalgia
Fibromyalgia is a chronic and debilitating condition characterized by widespread pain and decreased physical functioning. According to the American College of

Rheumatology fibromyalgia is estimated to affect over 6 million Americans. It is most often diagnosed in the primary care setting and is the second most commonly diagnosed condition in rheumatology clinics in the United States after osteoarthritis. Despite the high prevalence and severity of this condition, there are limited treatment options specifically approved for fibromyalgia in the United States.
Important Safety Information
Savella is a selective serotonin and norepinephrine inhibitor (SNRI), similar to some drugs used for the treatment of depression and other psychiatric disorders. Antidepressants increased the risk compared to placebo of suicidal thinking and behavior (suicidality) in children, adolescents, and young adults in short-term studies of major depressive disorder (MDD) and other psychiatric disorders. Anyone considering the use of such drugs in a child, adolescent, or young adult must balance this risk with the clinical need. Short-term studies did not show an increase in the risk of suicidality with antidepressants compared to placebo in adults beyond age 24; there was a reduction in risk with antidepressants compared to placebo in adults aged 65 and older. Depression and certain other psychiatric disorders are themselves associated with increases in the risk of suicide. Patients of all ages who are started on Savella should be monitored appropriately and observed closely for clinical worsening, suicidality, or unusual changes in behavior. Families and caregivers should be advised of the need for close observation and communication with the prescriber. Savella is not approved for use in the treatment of major depressive disorder. Savella is not approved for use in pediatric patients.
Savella is contraindicated in patients taking monoamine oxidase inhibitors (MAOIs) concomitantly or within 14 days of discontinuing treatment of an MAOI or in patients with uncontrolled narrow-angle glaucoma.
Development of a potentially life-threatening serotonin syndrome may occur with agents that inhibit serotonin reuptake, including Savella, particularly with concomitant use of serotonergic drugs (including triptans and tramadol) and with drugs which impair metabolism of serotonin (including MAOIs). The concomitant use of Savella with serotonin precursors is not recommended.
Blood pressure and heart rate should be monitored prior to initiating treatment with Savella and periodically throughout treatment. SNRIs, including Savella, have been associated with reports of increases in blood pressure and heart rate. Pre-existing hypertension, tachyarrhythmias and other cardiac diseases should be treated before starting therapy with Savella. Savella should be used with caution in patients with significant hypertension or cardiac disease. For patients who experience a sustained increase in blood pressure or heart rate while receiving Savella, either dose reduction or discontinuation should be considered.
Savella should be prescribed with caution in patients with a history of a seizure disorder, mania or controlled narrow-angle glaucoma.

Savella has been associated with mild elevations of ALT and AST. Rarely, fulminant hepatitis has been reported in patients treated with milnacipran. Savella should be discontinued in patients who develop jaundice or other evidence of liver dysfunction and should not be resumed unless another cause can be established.
Savella should ordinarily not be prescribed to patients with substantial alcohol use or evidence of chronic liver disease.
As with other SNRIs and SSRIs withdrawal symptoms have been observed following discontinuation of milnacipran. A gradual dose reduction is recommended.
Hyponatremia may occur as a result of treatment with SSRIs and SNRIs, including Savella. Discontinuation should be considered for patients with symptomatic hyponatremia.
SSRIs and SNRIs, including Savella, may increase the risk of bleeding events. Patients should be cautioned regarding the risk of bleeding associated with concomitant use of Savella and NSAIDs, aspirin, warfarin or other drugs that affect coagulation.
Male patients with a history of obstructive uropathies may experience higher rates of genitourinary adverse events.
Savella is unlikely to be involved in clinically significant pharmacokinetic drug interactions. Pharmacodynamic interactions of Savella with other drugs can occur.
Savella contains FD&C Yellow No. 5, which may cause allergic-type reactions in susceptible persons.
In clinical trials, the most frequently occurring adverse reaction was nausea. The most commonly occurring adverse reactions (≥ 5% and twice that of placebo) were constipation, hot flush, hyperhidrosis, vomiting, palpitations, heart rate increased, dry mouth, and hypertension.
About Forest Laboratories
Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives. In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any subsequent SEC filings.
About Cypress Bioscience
Cypress Bioscience, Inc. provides therapeutics and personalized medicine services, facilitating improved and individualized patient care. Cypress addresses the evolving needs of specialist physicians and their patients by identifying unmet medical needs in the areas of pain, rheumatology, and physical medicine and rehabilitation, including challenging disorders such as fibromyalgia and rheumatoid arthritis. This approach to improving patient care creates a unique partnership with physicians.
For more information about Cypress, please visit the Company’s website at www.cypressbio.com.
This press release, as well as Cypress’ SEC filings and website at www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of Savella to treat fibromyalgia syndrome and its availability in pharmacies by March 2009. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress’ Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings and including, but not limited to, that Savella may not achieve market acceptance.

About Pierre Fabre
The Pierre Fabre group, France’s second biggest independent pharmaceutical laboratory, achieved a turnover of 1.7 billion euros in 2007. It employs nearly 10,000 people including 1,400 in the research sector. Its business sectors are ethical products, healthcare products and dermocosmetics with the brands Avene, Ducray , A Derma, Galenic, Klorane and René Furterer. The Pierre Fabre group dedicates 25% of its annual turnover to R&D in five main therapeutic directions: oncology (PFM’s priority R&D sector with 50% of the over all R&D budget), the Central Nervous System, cardiology, internal medicine /urology and dermatology.
To learn more about the Pierre Fabre group, visit www.pierre-fabre.com.
SOURCE: Forest Laboratories, Inc. and Cypress Bioscience, Inc.
Forest Laboratories, Inc., Frank Murdolo, Vice President — Investor Relations, 1-212-224-6714, frank.murdolo@frx.com.
Cypress Bioscience, Inc., Ciara Kennedy, Sr. Director, Strategy and Corporate Development or Mary Gieson, Investor Relations, 1-858-452-2323, mgieson@cypressbio.com.